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EXHIBIT 99B 11(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 33-89090) of our report dated January 14, 1998 on our audit of the financial statements and financial highlights of Focus Trust, Inc., which report is included in the Annual Report to Shareholders for the period ended December 31, 1997. We consent to the reference of our Firm under the caption "Financial Highlights" in the Prospectus and under the caption "Other Information-Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 23, 1998

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